UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 18, 2011

BANK OF AMERICA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6523 (Commission File Number)	56-0906609 (I.R.S. Employer Identification No.)
100 North Tryon Street
Charlotte, North Carolina 28255
(Address of principal executive offices)
(704) 386-5681
(Registrant’s telephone number, including area code)
Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act.
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01.	Other Events.
  Bank of America Corporation (the “Corporation”) has participated in the Comprehensive Capital Analysis and Review (the “CCAR”) conducted by the Federal Reserve. The CCAR is a supervisory exercise with a stated purpose of assessing the capital planning process of major U.S. bank holding companies, including any planned capital actions such as the payment of dividends on common stock. For additional information on the CCAR, please refer to the Federal Reserve website at http://www.federalreserve.gov/newsevents/press/bcreg/20110318a.htm.
  As part of the CCAR supervisory exercise, the Corporation submitted to the Federal Reserve a comprehensive capital plan on January 7, 2011 (the “Capital Plan”). The Capital Plan addressed many matters including, without limitation, maintaining the Corporation’s current common dividend in the first and second quarters of 2011, as well as a modest increase in its common dividend starting in the second half of 2011.
  On March 18, 2011, the Federal Reserve indicated that it objected to the proposed increase in capital distributions for the second half of 2011. Additionally, the Federal Reserve informed the Corporation that it could resubmit a revised comprehensive capital plan. The Corporation will continue to work with the Federal Reserve and intends to seek permission for a modest increase in its common dividend for the second half of 2011, through the submission of a revised comprehensive capital plan to the Federal Reserve.
  Over the last 12 months, the Corporation has made meaningful progress in building its capital and liquidity positions. At year-end 2010, risk-weighted assets were reduced by $108 billion compared to year-end 2009* through the sale of non-core positions, reductions in legacy positions and balance sheet management. The Corporation’s Tier 1 common equity grew 13% in 2010, with the Tier 1 common equity ratio reaching 8.6% at year-end 2010, up from 7.1% at year-end 2009*. Tangible common equity† grew 17% in 2010 with the tangible common equity ratio reaching 6.0% at year-end 2010, up from 5.1% at year-end 2009*. On a GAAP basis, common shareholders’ equity grew 9% in 2010‡. Global excess liquidity rose to a record $336 billion during 2010.
* Year-end 2009 information adjusted to include the January 1, 2010 adoption of new consolidation guidance representing non-GAAP measures. The Corporation believes the use of these non-GAAP measures provides additional clarity in assessing its results. The Corporation’s tangible common equity ratio at year-end 2009, without adjustment for the adoption of new consolidation guidance, was 5.56%.
† Tangible common shareholders’ equity is a non-GAAP financial measure. Other companies may calculate this measure differently. The Corporation reported tangible common shareholders’ equity at December 31, 2010 of $130.9 billion which was comprised of common shareholders’ equity of $211.7 billion, less goodwill of $73.9 billion, less intangible assets (excluding mortgage servicing rights (“MSRs”)) of $9.9 billion, plus related deferred tax liabilities of $3.0 billion. Tangible common shareholders’ equity at December 31, 2009 of $118.6 billion was comprised of common shareholders’ equity of $194.2 billion, plus common equivalent securities of $19.2 billion, less goodwill of $86.3 billion, less intangible assets (excluding MSRs) of $12.0 billion, plus related deferred tax liabilities of $3.5 billion. The Corporation believes the use of this non-GAAP measure provides additional clarity in assessing its results. Return on average common shareholders’ equity at year-end 2010 and 2009 was not meaningful because of the Corporation’s net loss applicable to common shareholders in each year.
‡ GAAP common shareholders’ equity at December 31, 2009 does not include $19.2 billion in common equivalent securities, and does not include a $6.3 billion charge reflecting the January 1, 2010 adoption of new consolidation guidance.
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 23, 2011

BANK OF AMERICA CORPORATION
By:	/s/ Craig T. Beazer
Craig T. Beazer
Deputy General Counsel